Exhibit 2.4
DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
INTERIM FINANCIAL STATEMENTS
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008
(EXPRESSED IN CANADIAN DOLLARS UNLESS OTHERWISE NOTED)
(UNAUDITED)

Management’s Responsibility for Financial Reporting
The accompanying unaudited interim balance sheet as at September 30, 2008 and the unaudited interim related statements of loss and comprehensive loss, changes in shareholders’ equity, cash flows and schedule of exploration expenditures for the three and nine months ended September 30, 2008 of Detour Gold Corporation (A Development Stage Company) were prepared by management in accordance with Canadian generally accepted accounting principles. Management acknowledges responsibility for the preparation and presentation of the unaudited interim financial statements, including responsibility for significant accounting judgments and estimates and the choice of accounting principles and methods that are appropriate to the Company’s circumstances.
Management has established systems of internal control over the financial reporting process, which are designed to provide reasonable assurance that relevant and reliable financial information is produced.
The Board of Directors is responsible for reviewing and approving the unaudited interim financial statements together with other financial information of the Company and for ensuring that management fulfills its financial reporting responsibilities. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the financial reporting process and the unaudited interim financial statements together with other financial information of the Company. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the unaudited interim financial statements together with other financial information of the Company for issuance to the shareholders.
Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

/s/ Gerald S. Panneton	/s/ Paul Martin

Gerald S. Panneton	Paul Martin
President and Chief Executive Officer	Chief Financial Officer
Notice to Reader
Under National Instrument 51-102, Part 4, subsection 4.3(3)(a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.
The accompanying unaudited interim financial statements of the Company have been prepared by and are the responsibility of the Company’s management.
The Company’s independent auditor has not performed a review of the unaudited interim balance sheet as at September 30, 2008 and the unaudited interim related statements of loss and comprehensive loss, changes in shareholders’ equity, cash flows and schedule of exploration expenditures for the three and nine months ended September 30, 2008 in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Interim Balance Sheets
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)

	September 30,	December 31,
	2008	2007

ASSETS

Current assets
Cash and cash equivalents	$8,048,040	$18,918,777
Guaranteed investment certificates	50,030,000	—
Accounts receivable and prepaids	1,395,387	638,645

	59,473,427	19,557,422

Property and equipment (note 5)	475,446	387,420
Mineral property interests (note 6)	108,194,080	108,194,080

	$168,142,953	$128,138,922

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$1,962,357	$2,270,756

Future income tax liability	13,567,400	21,432,450

	15,529,757	23,703,206

Shareholders’ equity
Share capital (statement)	179,522,596	114,280,877
Contributed surplus (statement)	6,419,871	2,684,049
Accumulated deficit (statement)	(33,329,271)	(12,529,210)

	152,613,196	104,435,716

	$168,142,953	$128,138,922

Nature and continuance of operations (note 1)
Commitments (note 15)
Subsequent event (note 16)
See accompanying notes to unaudited interim financial statements.
Approved on behalf of the Board of Directors:

/s/ Gerald S. Panneton	/s/ Ronald W. Thiessen

Gerald S. Panneton	Ronald W. Thiessen
Director	Director

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Interim Statements of Loss and Comprehensive Loss
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)

					Cumulative
					from
	Three months	Three months	Nine months	Nine months	inception
	ended	ended	ended	ended	(July 19, 2006 to
	September 30,	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007	2008)

Expenses
Amortization	$7,003	$850	$18,406	$1,700	$21,126
Exploration (schedule)	6,533,170	5,105,617	22,291,847	12,450,997	40,375,913
Investor relations and promotion	151,309	51,739	492,019	162,816	713,922
Office and administration	76,202	57,043	216,902	198,843	571,932
Professional fees	150,863	(226,128)	537,642	174,695	851,927
Regulatory fees	3,086	3,560	62,884	50,278	126,357
Salaries and management fees	250,412	288,082	836,066	668,250	2,339,559
Shareholders’ information	7,962	10,239	136,221	76,319	210,678
Travel	42,258	42,020	90,132	137,792	311,301
Stock-based compensation (note 8)	1,581,197	747,913	4,587,653	1,573,939	7,246,817

	8,803,462	6,080,935	29,269,772	15,495,629	52,769,532

Loss before the under noted	(8,803,462)	(6,080,935)	(29,269,772)	(15,495,629)	(52,769,532)
Foreign exchange loss	—	(386)	—	(456)	(454)
Interest income	683,651	304,713	1,648,661	881,862	2,870,486

Loss before future income tax recovery	(8,119,811)	(5,776,608)	(27,621,111)	(14,614,223)	(49,899,500)
Future income tax recovery	2,389,100	—	6,821,050	490,000	16,570,229

Loss and comprehensive loss	$(5,730,711)	$(5,776,608)	$(20,800,061)	$(14,124,223)	$(33,329,271)

Loss per share	$(0.13)	$(0.14)	$(0.48)	$(0.39)

Weighted average number of common shares	44,841,300	40,316,432	43,006,493	36,190,394

See accompanying notes to unaudited interim financial statements.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Interim Statements of Cash Flows
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)

					Cumulative
					from
	Three months	Three months	Nine months	Nine months	inception
	ended	ended	ended	ended	(July 19, 2006 to
	September 30,	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007	2008)

Cash provided by (used in)

OPERATING ACTIVITIES
Loss	$(5,730,711)	$(5,776,608)	$(20,800,061)	$(14,124,223)	$(33,329,271)
Items not involving cash:
Accrued interest income	(215,852)	—	(379,086)	—	(445,128)
Amortization	7,003	850	18,406	1,700	21,126
Amortization included in exploration	24,104	7,508	71,794	22,434	90,153
Future income tax recovery	(2,389,100)	—	(6,821,050)	(490,000)	(16,570,229)
Stock-based compensation (note 8)	1,581,197	747,913	4,587,653	1,573,939	7,246,817

	(6,723,359)	(5,020,337)	(23,322,344)	(13,016,150)	(42,986,532)
Changes in non-cash working capital items:
Accounts receivable and prepaids	(155,844)	(295,384)	(377,655)	(758,412)	(950,258)
Accounts payable and accrued liabilities	(535,734)	1,188,594	(308,399)	1,934,743	1,962,357

	(7,414,937)	(4,127,127)	(24,008,398)	(11,839,819)	(41,974,433)

INVESTING ACTIVITIES
Acquisition of mineral property interests	—	—	—	(4,750,000)	(5,889,080)
Purchase of property and equipment	(17,181)	(69,660)	(178,226)	(90,061)	(586,725)
Purchase of guaranteed investment certificates	—	—	(50,030,000)	—	(50,030,000)

	(17,181)	(69,660)	(50,208,226)	(4,840,061)	(56,505,805)

FINANCING ACTIVITIES
Securities issued for cash	—	255,255	65,200,000	36,334,603	109,699,141
Exercise of warrants for cash	—	—	121,275	—	1,925,001
Exercise of options for cash	—	—	1,604,547	—	1,604,547
Share issuance costs	21,622	(305,876)	(3,579,935)	(2,805,756)	(6,700,411)

	21,622	(50,621)	63,345,887	33,528,847	106,528,278

Change in cash and cash equivalents	(7,410,496)	(4,247,408)	(10,870,737)	16,848,967	8,048,040
Cash and cash equivalents, beginning of period	15,458,536	29,118,398	18,918,777	8,022,023	—

Cash and cash equivalents, end of period	$8,048,040	$24,870,990	$8,048,040	$24,870,990	$8,048,040

Supplemental information (note 13)
See accompanying notes to unaudited interim financial statements.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Interim Statements of Changes in Shareholders’ Equity
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)

						Cumulative from
	Number	Nine months	Number		Number	inception
	of	ended	of	Year ended	of	(July 19, 2006) to
	common	September 30,	common	December 31,	common	September 30,
	shares	2008	shares	2007	shares	2008

Share Capital
Authorized
The Company’s authorized share capital consists of an unlimited number of common shares without par value

Common shares issued and outstanding:

Balance, beginning of period	40,468,500	$114,280,877	5,000,000	$5,000	—	$—
Seed capital issued	—	—	—	—	5,000,000	5,000
Shares issued to subscription receipt holders, net of costs	—	—	5,000,000	9,494,141	5,000,000	9,494,141
Shares issued in initial public offering	—	—	10,000,000	35,000,000	10,000,000	35,000,000
Costs related to the initial public offering	—	—	—	(2,392,105)	—	(2,392,105)
Shares issued to acquire the Detour Lake property	—	—	20,000,000	70,000,000	20,000,000	70,000,000
Shares issued upon exercise of warrants (note 9)	31,500	121,275	468,500	1,803,726	500,000	1,925,001
Fair value of shares issued upon exercise of warrants transferred from contributed surplus (note 9)	—	24,885	—	370,115	—	395,000
Shares issued upon exercise of stock options (note 8)	341,300	1,604,547	—	—	341,300	1,604,547
Fair value of shares issued upon exercise of stock options transferred from contributed surplus (note 8)	—	826,946	—	—	—	826,946
Conversion of Special Warrants (note 7)	4,000,000	62,664,066	—	—	4,000,000	62,664,066

Balance, end of period	44,841,300	$179,522,596	40,468,500	$114,280,877	44,841,300	$179,522,596

Special Warrants
Balance, beginning of period	—	$—	—	$—	—	$—
Special Warrants issued (note 7)	4,000,000	65,200,000	—	—	4,000,000	65,200,000
Costs related to Special Warrants issued (note 13)	—	(2,535,934)	—	—	—	(2,535,934)
Conversion of Special Warrants	(4,000,000)	(62,664,066)	—	—	(4,000,000)	(62,664,066)

Balance, end of period	—	$—	—	$—	—	$—

See accompanying notes to unaudited interim financial statements.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Interim Statements of Changes in Shareholders’ Equity
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)

			Cumulative from
	Nine months		inception
	ended	Year ended	(July 19, 2006) to
	September 30,	December 31,	September 30,
	2008	2007	2008

Subscription receipts
Balance, beginning of period	$—	$9,494,141	$—
Subscription receipts issued, net of costs	—	—	9,494,141
Transfer of subscription receipts issued upon issue of common shares	—	(9,494,141)	(9,494,141)

Balance, end of period	$—	$—	$—

Contributed surplus
Balance, beginning of period	$2,684,049	$—	$—
Stock-based compensation	4,587,653	2,659,164	7,246,817
Fair value of warrants issued	—	395,000	395,000
Fair value of warrants exercised	(24,885)	(370,115)	(395,000)
Fair value of stock options exercised	(826,946)	—	(826,946)

Balance, end of period	$6,419,871	$2,684,049	$6,419,871

Accumulated deficit
Balance, beginning of period	$(12,529,210)	$(587,160)	$—
Loss	(20,800,061)	(11,942,050)	(33,329,271)

Balance, end of period	$(33,329,271)	$(12,529,210)	$(33,329,271)

Total shareholders’ equity	$152,613,196	$104,435,716	$152,613,196

See accompanying notes to unaudited interim financial statements.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Interim Schedule of Exploration Expenses
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)

						Cumulative
						from
				Nine months	Nine months	inception
	Regional Work,	Detour Lake,	Block A,	ended	ended	(July 19, 2006) to
	Ontario,	Ontario,	Ontario,	September 30,	September 30,	September 30,
	Canada	Canada	Canada	2008	2007	2008

Expenditures
Administration and travel	$—	$290,151	$109,158	$399,309	$240,354	$856,169
Amortization	—	71,794	—	71,794	22,434	90,153
Assays and analysis	126,978	2,520,760	—	2,647,738	1,229,166	4,221,848
Drilling	1,528,434	12,503,797	—	14,032,231	7,252,796	23,841,026
Environmental	—	273,287	—	273,287	140,237	534,321
Feasibility and engineering	—	3,424,655	—	3,424,655	97,020	4,307,698
Geological and geophysical	—	164,084	—	164,084	945,031	1,453,961
Site activities	2,838	1,275,911	—	1,278,749	2,523,959	5,070,737

Total expenditures	$1,658,250	$20,524,439	$109,158	$22,291,847	$12,450,997	$40,375,913

See accompanying notes to unaudited interim financial statements.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Interim Schedule of Exploration Expenses
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)

			Three months	Three months
	Detour Lake,	Block A,	ended	ended
	Ontario,	Ontario,	September 30,	September 30,
	Canada	Canada	2008	2007

Expenditures
Administration and travel	$85,121	$95,079	$180,200	$112,108
Amortization	24,104	—	24,104	7,508
Assays and analysis	701,075	—	701,075	615,850
Drilling	3,775,840	—	3,775,840	2,881,138
Environmental	159,750	—	159,750	88,308
Feasibility and engineering	953,589	—	953,589	44,026
Geological and geophysical	450	—	450	313,173
Site activities	738,162	—	738,162	1,043,506

Total expenditures	$6,438,091	$95,079	$6,533,170	$5,105,617

See accompanying notes to unaudited interim financial statements.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Interim Financial Statements
September 30, 2008
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)
1. NATURE AND CONTINUANCE OF OPERATIONS
Detour Gold Corporation (the “Company” or “Detour Gold”) (A Development Stage Company) was incorporated on July 19, 2006 under the Canada Business Corporations Act as 6600964 Canada Inc. On August 21, 2006, the Company’s name was changed to Detour Gold Corporation. The principal business of the Company is the acquisition, exploration and development of mineral property interests. Detour Gold is a development stage company, as defined by Accounting Guideline 11 of the Canadian Institute of Chartered Accountants’ (“CICA”) Handbook.
The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that planned exploration and development programs will result in profitable mining operations. The recoverability of amounts shown for mineral property interests is dependent upon completion of the acquisition of the mineral property interests, the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development and future profitable production or, alternatively, upon disposition of such property at a profit. Changes in future conditions could require material write-downs of the carrying values of mineral property interests.
Although the Company has taken steps to verify title to its mineral property interests, in accordance with industry standards for the current stage of exploration of such property, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements, aboriginal claims, and noncompliance with regulatory requirements.
The Company has no revenues and its ability to ensure continuing operations is dependent on raising sufficient funds to finance exploration activities, identifying a commercial ore body, developing such mineral property interests, and upon the future profitable production or proceeds from the disposition of the mineral property interests. There can be no assurance that the Company will be able to raise sufficient funds as and when such funds are required. Management of the Company believes that it has sufficient funds to pay its ongoing administration expenses and meet its planned liabilities for the following year as they fall due.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The unaudited interim financial statements have been prepared by the Company in accordance with Canadian generally accepted accounting principles (“GAAP”). The preparation of the unaudited interim financial statements is based on accounting policies and practices consistent with those used in the preparation of the audited annual financial statements except as noted below. The accompanying unaudited interim financial statements should be read in conjunction with the notes to the Company’s audited financial statements for the year ended December 31, 2007, since they do not contain all disclosures required by GAAP for annual financial statements. These unaudited interim financial statements reflect all normal and recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the respective interim periods presented.
Capital disclosures and financial instruments – disclosures and presentation
On December 1, 2006, the CICA issued three new accounting standards: Capital Disclosures (Handbook Section 1535), Financial Instruments – Disclosures (Handbook Section 3862), and Financial Instruments – Presentation (Handbook Section 3863). These new standards became effective for the Company on January 1, 2008.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Interim Financial Statements
September 30, 2008
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Capital disclosures and financial instruments – disclosures and presentation (Continued)
Capital Disclosures
Handbook Section 1535 specifies the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non-compliance. The Company has included disclosures recommended by the new Handbook section in note 3 to these interim financial statements.
Financial Instruments
Handbook Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments – Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks. The Company has included disclosures recommended by the new Handbook section in note 4 to these interim financial statements.
Property and equipment amortization
Machinery and equipment is stated at cost less accumulated amortization. Amortization is provided on a straight-line basis over five years, which represents the estimated useful lives of the related equipment. Amortization of property and equipment used directly in exploration projects is included in exploration expenses.
General Standard of Financial Statement Presentation
In June 2007, the CICA amended Handbook Section 1400, Going Concern, to assess an entity’s ability to continue as a going concern and disclose any material uncertainties that cast doubt on its ability to continue as a going concern. Section 1400 is effective for interim and annual reporting periods beginning on or after January 1, 2008. The application of this new standard had no impact on the Company’s unaudited interim financial statements as at and for the three and nine months ended September 30, 2008.
Future accounting changes
International Financial Reporting Standards (“IFRS”)
In January 2006, the CICA’s Accounting Standards Board (“AcSB”) formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The current conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. On February 13, 2008 the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit-oriented enterprises. For these entities, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The Company is currently assessing the impact of IFRS on its financial statements.
Goodwill and Intangible Assets
In November 2007, the CICA approved Handbook Section 3064, “Goodwill and Intangible Assets” which replaces the existing Handbook Sections 3062, “Goodwill and Other Intangible Assets” and 3450 “Research and Development Costs”. This standard is effective for interim and annual financial statements relating to the Company’s fiscal year beginning on January 1, 2009 with earlier application encouraged. The standard provides guidance on the recognition, measurement and disclosure requirements for goodwill and intangible assets. The Company is currently assessing the impact of these new accounting standards on its financial statements.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Interim Financial Statements
September 30, 2008
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)
3. CAPITAL MANAGEMENT
The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and development of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.
The properties in which the Company currently has an interest are in the exploration stage; as such, the Company is dependent on external financing to fund its activities. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and raise additional funds as needed. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so.
Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is appropriate.
There were no changes in the Company’s approach to capital management during the three and nine months ended September 30, 2008. The Company is not subject to externally imposed capital requirements.
4. RISK FACTORS — FINANCIAL INSTRUMENTS
The Company’s significant mineral property is the Detour Lake property. Unless the Company acquires or develops additional significant properties, the Company will be solely dependent upon the Detour Lake property. If no additional mineral properties are acquired by Detour Gold, any adverse development affecting the Detour Lake property would have a material adverse effect on Detour Gold’s financial condition and results of operations.
Other risk factors and their impact on the Company’s financial instruments are summarized below:
Credit risk
Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash and cash equivalents, guaranteed investment certificates and accounts receivable. Cash and cash equivalents and guaranteed investment certificates are held with reputable Canadian chartered banks, from which management believes the risk of loss to be remote.
Financial instruments included in accounts receivable consist of sales tax receivable from government authorities in Canada, accrued interest and deposits held with service providers. Management believes that the credit risk concentration with respect to financial instruments included in accounts receivable is remote.
Liquidity risk
The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at September 30, 2008, the Company had a cash balance of $8,048,040 (December 31, 2007 — $18,918,777) and a guaranteed investment certificates balance of $50,030,000 to settle current liabilities of $1,962,357 (December 31, 2007 — $2,270,756). All of the Company’s financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Interim Financial Statements
September 30, 2008
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)
4. RISK FACTORS — FINANCIAL INSTRUMENTS (Continued)
Market risk
Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity prices.
Interest rate risk
The Company has cash balances and no interest-bearing debt. The Company’s current policy is to invest excess cash in certificates of deposit or interest bearing accounts at major Canadian chartered banks. The Company periodically monitors the investments it makes and is satisfied with the creditworthiness of its Canadian chartered banks.
Foreign currency risk
The Company’s functional and reporting currency is the Canadian dollar and major purchases are transacted in Canadian dollars. As a result, the Company’s exposure to foreign currency risk is remote.
Sensitivity analysis
The Company has, for accounting purposes, designated its cash and cash equivalents and guaranteed investment certificates as held-for-trading, which are measured at fair value. Accounts receivable are classified for accounting purposes as loans and receivables, which are measured at amortized cost which equals fair market value. Accounts payable and accrued liabilities are classified for accounting purposes as other financial liabilities, which are measured at amortized cost which also equals fair market value.
As of September 30, 2008, both the carrying and fair value amounts of the Company’s financial instruments are approximately equivalent.
Based on management’s knowledge and experience of the financial markets, the Company believes the following movements are “reasonably possible” over a nine month period:
(i) Cash and cash equivalents are subject to floating interest rates at the Canadian prime rate less 1.70%. As at September 30, 2008, if interest rates had decreased/increased by 1% with all other variables held constant, the loss for the nine months ended September 30, 2008 would have been approximately $60,000 higher/lower, as a result of lower/higher interest income from cash and cash equivalents. As at September 30, 2008, reported shareholders’ equity would have been approximately $60,000 lower/higher as a result of lower/higher interest income from cash and cash equivalents.
(ii) Guaranteed investment certificates have fixed interest rates therefore they are not subject to interest rate fluctuations.
(iii) The Company does not hold balances in foreign currencies to give rise to exposure to foreign exchange risk.
(iv) Commodity price risk could adversely affect the Company. In particular, the Company’s future profitability and viability of development depends upon the world market price of gold. Gold prices have fluctuated widely in recent years. There is no assurance that, even as commercial quantities of gold may be produced in the future, a profitable market will exist for them. A decline in the market price of gold may also require the Company to reduce its mineral resources, which could have a material and adverse effect on the Company’s value.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Interim Financial Statements
September 30, 2008
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)
4. RISK FACTORS — FINANCIAL INSTRUMENTS (Continued)
Sensitivity analysis (Continued)
As of September 30, 2008, the Company is not a gold producer. As a result, commodity price risk may affect the completion of future equity transactions such as equity offerings and the exercise of stock options and warrants. This may also affect the Company’s liquidity and its ability to meet its ongoing obligations.
5. PROPERTY AND EQUIPMENT

		Accumulated	Net carrying
September 30, 2008	Cost	amortization	value

Mobile equipment	$466,560	$79,704	$386,856
Machinery and equipment	21,374	1,908	19,466
Furniture and fixtures	30,113	5,942	24,171
Computer equipment and software	68,678	23,725	44,953

	$586,725	$111,279	$475,446

		Accumulated	Net carrying
December 31, 2007	Cost	amortization	value

Mobile equipment	$352,080	$9,720	$342,360
Furniture and fixtures	20,401	2,720	17,681
Computer equipment and software	36,018	8,639	27,379

	$408,499	$21,079	$387,420

6. MINERAL PROPERTY INTERESTS
On a quarterly basis, management of the Company review mineral property interests to determine if acquisition costs are eligible for capitalization. For a description of the mineral property interests owned by the Company, refer to note 4 of the audited financial statements of Detour Gold as at December 31, 2007. The specific changes to mineral property interests that occurred from January 1, 2008 to September 30, 2008 are as follows:
On April 14, 2008, Detour Gold entered into an agreement (the “Purchase Agreement”) with Goldcorp Canada Ltd. (“Goldcorp”) pursuant to which the Company will exercise its option (the “Mine Option”) and will acquire ownership of the Detour Lake mine property (the “Mine Option Property”) from Goldcorp (the “Transaction”). Following the completion of the Transaction, Detour Gold will be the sole owner of the Mine Option Property, including all the surface rights.
Pursuant to the terms of the Purchase Agreement, the Company will assume all of Goldcorp’s liabilities and obligations relating to the Mine Option Property and certain other exploration properties in the Detour Lake and Massicotte areas of Ontario and Quebec. Upon the exercise of the Mine Option and the closing of the Transaction, as per the terms of the Option and Access Agreement dated December 10, 1998, Detour Gold will grant Goldcorp a 1% royalty on the net smelter returns derived from the Mine Property (the “Mine Option Property NSR”). The Company will have the right to purchase the Mine Option Property NSR from Goldcorp at any time by paying Goldcorp the sum of $1,000,000.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Interim Financial Statements
September 30, 2008
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)
6. MINERAL PROPERTY INTERESTS (Continued)
The exercise of the Mine Option and the closing of the Transaction is subject to Detour Gold and Goldcorp obtaining all necessary third party approvals and consents, the filing of an amended mine closure plan for the Mine Option Property, and other customary conditions. As at September 30, 2008, the amended mine closure plan is under review by the Ontario Ministry of Northern Development and Mines and updates will be provided as information is received by the Company. (note 16)
A summary of the investment in the Detour Lake property is as follows:

Amount

Issuance of 20,000,000 common shares to PDX Resources Inc. (formerly Pelangio Mines Inc.)	$70,000,000
Cash payments to Pelangio	5,000,000
Finders’ fees	750,000
Related transaction costs	139,080

$75,889,080
Future income tax liability at acquisition	32,305,000

$108,194,080

7. SPECIAL WARRANTS
On February 21, 2008, Detour Gold completed a bought deal private placement of 4,000,000 special warrants (the “Special Warrants”). The Special Warrants were issued to investors under applicable prospectus exemptions at a price of $16.30 per Special Warrant, representing an aggregate amount of $65,200,000. Each Special Warrant entitled the holder to acquire, for no additional consideration, one common share of Detour Gold. The private placement was underwritten by a syndicate of underwriters. A 5% commission plus expenses was paid to the agents as part of the private placement.
Each Special Warrant was exercisable by the holder thereof into one common share without payment of any additional consideration and without any further action on the part of the holder until 5:00 p.m. (Toronto time) on the earlier of: (i) the third business day after the date on which a receipt for the final prospectus of the Company qualifying the distribution of the common shares issuable on exercise of the Special Warrants has been issued by the last of the securities regulatory authorities in each of the offering jurisdictions in Canada within which purchasers of Special Warrants reside; and (ii) June 23, 2008 (the “Automatic Exercise Date”); at which time each Special Warrant not previously exercised by the holder thereof shall be automatically exercised into one common share without payment of any additional consideration and without any further action on the part of the holder.
On April 25, 2008, the Company received a final receipt for the final prospectus qualifying the Special Warrants for distribution at 5:00 p.m. (Toronto time) on April 30, 2008. All Special Warrants were converted to common shares.
Future income taxes recovery arising from share issuance costs of the Special Warrants amounted to $1,044,000.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Interim Financial Statements
September 30, 2008
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)
8. SHARE PURCHASE OPTION PLAN
The continuity of share purchase options is as follows:

			Weighted
		Weighted	Average Remaining
	Number of	Average	Contractual Life
	Options	Exercise Price	(in years)

Balance, December 31, 2007	3,185,000	$6.55	4.3
Granted	830,000	15.23	4.8
Exercised	(341,300)	4.70	—
Cancelled	(197,000)	6.53	—

Balance, September 30, 2008	3,476,700	$8.81	3.9

The fair value of the 830,000 options granted in 2008 has been estimated at the date of grant using a Black-Scholes option pricing model, using the following assumptions: a weighted average risk free interest rate of 3.03%; a weighted average volatility factor of the expected market price of the Company’s common shares of 69.26%; and a weighted average expected life of 3.5 years. The weighted average grant date fair value of the total options granted was $7.62. Vesting of these options is 30% in 12 months, 30% in 24 months and 40% in 36 months. As a result, the fair value of the options was estimated as $6,327,833 and will be recognized over the vesting periods.
As at September 30, 2008, the Company had the following stock options outstanding:

			Weighted
			Average Remaining
Range of	Options	Options	Contractual Life
Exercise Prices	Granted	Vested	(in years)

$0.01 to $5.00	1,090,000	232,500	3.3
$5.01 to $10.00	717,700	115,000	3.3
$10.01 to $15.00	1,159,000	—	4.3
$15.01 to $20.00	435,000	—	4.6
$20.01 to $25.00	75,000	—	4.8

	3,476,700	347,500	3.9

The portion of the estimated fair value of options granted in prior periods and vesting in the current period, which have been reflected in the statements of loss and comprehensive loss are as follows:

					Cumulative
					from
	Three months	Three months	Nine months	Nine months	inception
	ended	ended	ended	ended	(July 19, 2006 to
	September 30,	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007	2008)

Exploration	$345,586	$60,125	$1,147,404	$466,582	$1,947,836
Administration	1,235,611	687,788	3,440,249	1,107,357	5,298,981

Total expense recognized in loss and comprehensive loss and credited to contributed surplus	$1,581,197	$747,913	$4,587,653	$1,573,939	$7,246,817

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Interim Financial Statements
September 30, 2008
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)
9. WARRANTS
The continuity of the warrants issued as part of the January 31, 2007 initial public offering is as follows:

		Weighted
	Number of	Average	Fair
	Warrants	Exercise Price	Value

Balance, December 31, 2007	31,500	$3.85	$24,885
Exercised	(31,500)	3.85	(24,885)

Balance, September 30, 2008	—	$—	$—

10. LOSS PER SHARE

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Loss	$(5,730,711)	$(5,776,608)	$(20,800,061)	$(14,124,223)

Loss per share	$(0.13)	$(0.14)	$(0.48)	$(0.39)

Weighted average shares outstanding — basic and diluted	44,841,300	40,316,432	43,006,493	36,190,394

The effect of potential issuances of shares under stock options and warrants would be anti-dilutive, and accordingly basic and diluted loss per share are the same.
11. RELATED PARTY TRANSACTIONS
Related party transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Included in accounts payable and accrued liabilities are the following amounts due to related parties	September 30, 2008	September 30, 2007

Hunter Dickinson Inc.	$—	$11,510
Officer	$19,294	$—

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Interim Financial Statements
September 30, 2008
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)
11. RELATED PARTY TRANSACTIONS (Continued)
Reimbursement for expenses and payments for services rendered by related parties

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Hunter Dickinson Inc.
Services rendered and expenses reimbursed	$1,195	$765,575	$17,179	$1,586,103
PDX Resources Inc.
(formerly Pelangio Mines Inc.) Exploration costs incurred on behalf of the Company	$—	$—	$—	$1,533,840
Acquisition of Detour Lake property	$—	$—	$—	$74,000,000
Director	$—	$2,400	$—	$2,400
Officer	$43,500	$—	$161,250	$—

Hunter Dickinson Inc. (“HDI”)
HDI is a private company which has certain directors in common with the Company. HDI provides geological, technical, corporate development, administrative and management services to, and incurs third party costs on behalf of, the Company on a full cost recovery basis pursuant to an agreement dated July 19, 2006. Balances receivable from, or payable to HDI, have arisen in the normal course of exploration work on the Company’s mineral property and from the provision of ongoing administrative and technical services. The services provided by HDI have been significantly reduced during the course of 2008.
PDX Resources Inc. (formerly Pelangio Mines Inc. (“Pelangio”))
On January 31, 2007, the Company acquired the Detour Lake property from Pelangio through the issuance of common shares of the Company and cash, as described in note 4 of the December 31, 2007 audited financial statements.
Director
For the periods presented, the Company paid a director for technical consulting services.
Officer
For the periods presented, the Company paid a company owned by an officer of the Company for management and consulting services.
12. SEGMENTED INFORMATION
The Company currently operates in one reportable operating segment, being the acquisition, exploration and development of mineral property interests in Canada. All assets, including cash balances are currently located in Canada.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Interim Financial Statements
September 30, 2008
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)
13. SUPPLEMENTAL INFORMATION

					Cumulative
					from
	Three months	Three months	Nine months	Nine months	inception
	ended	ended	ended	ended	(July 19, 2006 to
	September 30,	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007	2008)

Common shares issued pursuant to acquisition of Detour Lake property	$—	$—	$—	$70,000,000	$70,000,000
Warrants issued as share issuance costs	$—	$—	$—	$395,000	$395,000
Value of warrants exercised	$—	$52,377	$24,885	$273,854	$395,000
Value of options exercised	$—	$—	$826,946	$—	$826,946
Future income tax liability arising from acquisition of Detour Lake property	$—	$—	$—	$32,305,000	$32,305,000
Future income taxes recovery arising from share issuance costs of Special Warrants	$—	$—	$1,044,000	$—	$2,167,371
14. COMPARATIVE FIGURES
Certain comparative figures have been reclassified to conform with the presentation adopted as at September 30, 2008.
15. COMMITMENTS
The following table lists the Company’s material contractual obligations for the remainder of fiscal 2008 and over the next four years:

	Remainder of 2008
	and 2009	2010	2011	2012	Total

Operating leases	$282,000	$171,000	$116,000	$—	$569,000

In addition to the above commitments, the Company has signed a Letter of Award (“LOA”) for the order of one SAG and two ball mills and is currently working towards a definitive contract which will include the payment profile, delay provisions and cancellation terms. The current arrangement has safeguards limiting the Company’s financial exposure to a maximum of US$12 million up to the end of 2009 should the contract be cancelled by the Company. The total value of the LOA is approximately US$48.5 million and the remaining balance (US$36.5 million) would be paid by instalment payments over the period to delivery, anticipated to occur in mid 2010 through May 2011 unless the delay provisions are exercised at the end of 2009 which could extend the delivery and the remaining payments schedule by up to 24 months.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Interim Financial Statements
September 30, 2008
(Expressed in Canadian Dollars unless otherwise noted) (Unaudited)
16. SUBSEQUENT EVENT
On October 30, 2008, the Company acquired ownership of the Detour Lake mine property (the “Mine Option Property”) from Goldcorp (the “Transaction”) as previously announced in April 2008. Detour Gold is now the sole owner of the Mine Option Property, including all the surface rights. Pursuant to the terms of the Transaction, the Company assumed all of Goldcorp’s liabilities and obligations, estimated at $6,550,000, relating to the Mine Option Property and certain other exploration properties in the area. Upon closing of the Transaction, as per the terms of the Option and Access Agreement dated December 10, 1998, Detour Gold has granted Goldcorp a 1% royalty on the net smelter returns derived from the Mine Option Property (the “Mine Option Property NSR”). The Company has the right to purchase the Mine Option Property NSR from Goldcorp at any time by paying Goldcorp the sum of $1,000,000. In relation to this transaction, the Company issued a Letter Of Credit (“LC”) in favour of the Ministry of Northern Development and Mines equal to $6,550,000 to cover the future estimated reclamation obligation incurred during the original mine operation, on the Mine Option Property. The LC is secured by an equal value investment certificate.